NEWS RELEASE

FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION CONTACT:

                                                John W. Corey
                                                President and CEO (765) 742-1064


            LAFAYETTE SAVINGS BANK RECOUPS MAJORITY OF INVESTMENT IN
                          BENNETT FUNDING CORP. LEASES

Lafayette, Ind. -- Jan. 3, 2000 -- LSB Financial Corp. (NASDAQ: LSBI), announced that its wholly owned subsidiary, Lafayette Savings Bank FSB, has received $1.4 million from Bennett Funding Corp. of Syracuse, NY ("Bennett"), pursuant to a settlement agreement entered into with the trustee in bankruptcy. This recovery closes a long battle against the East Coast company that began in 1995 when equipment leases sold to 200 financial institutions were called into question after Bennett filed for Chapter 11 bankruptcy protection.

     "We are pleased that our pursuit of this matter has resulted in such a favorable outcome," said John Corey, President and CEO of Lafayette Savings Bank and LSB Financial Corp. "Our initial reserve against potential lossess in this matter proved to be both accurate and adequate, and with the receipt of these funds we are able to put the matter behind us and focus on consistently providing a good return to our shareholders."

     Lafayette Savings Bank is headquartered in downtown Lafayette at 101 Main St., next to James F. Riehle Plaza. It also operates branches on Lafayette's east side at 1501 Sagamore Pkwy. North; on the south side of Lafayette at 833 Twyckenham Blvd.; and in West Lafayette at 1020A Sagamore Park Centre.

                                      ###